As filed with the Securities and Exchange Commission on August 1, 2014

Registration Statement No. 333-190476

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RUTHIGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-1821392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2455 Bennett Valley Rd., Suite C116
Santa Rosa, California 95404
(707) 525-9900

(Address and telephone number of registrant’s principal executive offices)

Hojabr Alimi
Chief Executive Officer
Ruthigen, Inc.
2455 Bennett Valley Rd., Suite C116
Santa Rosa, California 95404
(707) 525-9900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ivan K. Blumenthal, Esq. Lewis J. Geffen, Esq. Linda K. Rockett, Esq. Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. Chrysler Center 666 Third Avenue New York, New York 10017 (212) 935-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this post-effective amendment to the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The registrant is an “emerging growth company,” as defined in Section 2(a) of the Securities Act. This registration statement complies with the requirements that apply to an issuer that is an emerging growth company.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On March 26, 2014, Ruthigen, Inc. (the “Company,” “we,” “us” or “our”) closed its initial public offering (“IPO”) of 2,650,000 units, with each unit consisting of one share of common stock and one Series A Warrant to purchase one share of common stock and one Series B Warrant. The initial public offering price for one unit was $7.25. The units were not certificated and the shares of common stock and Series A Warrants were transferable separately immediately upon issuance. Concurrently with the closing of our IPO, we issued an additional 397,500 Series A Warrants to the underwriters in our IPO pursuant to their over-allotment option. The securities that we offered in our IPO, which included the units, the common stock underlying the units, the Series A Warrants underlying the units, the common stock underlying the Series A Warrants, the Series B Warrants, and the common stock underlying the Series B Warrants, were registered on a Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission (the “Commission”) on August 8, 2013 (File No. 333-190476), as amended, and was declared effective by the Commission on March 21, 2014 (the “Registration Statement”). In addition, following the closing, we issued an additional 154,290 shares of common stock to the underwriters in our IPO pursuant to their over-allotment option.

The units, the common stock underlying the units, and the Series A Warrants underlying the units were issued and sold in our IPO and are no longer the subject of this Registration Statement. The securities that were originally registered under the Registration Statement, but have not yet been issued or sold, which include the common stock underlying the Series A Warrants, the Series B Warrants, and the common stock underlying the Series B Warrants, continue to be registered under the Registration Statement, pursuant to this Post-Effective Amendment No. 2 to the Registration Statement (this “Post-Effective Amendment”).

This Post-Effective Amendment is being filed in accordance with Section 10(a)(3) of the Securities Act of 1933, as amended, to update and supplement the information contained in the Registration Statement by (i) incorporating by reference into the Registration Statement the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 that was filed with the Commission on June 30, 2014 and was amended by Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended March 31, 2014 that was filed with the Commission on July 23, 2014, and (ii) in some cases, to update certain other disclosures as of and through a more recent practicable date.

No additional securities are being registered under this Post-Effective Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 1, 2014

(i) 3,047,500 Shares of Common Stock and 3,047,500 Series B Warrants, issuable upon the exercise of the 3,047,500 outstanding Series A Warrants issued in our Initial Public Offering
and

(ii) 3,047,500 Shares of Common Stock, issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable hereunder

This prospectus relates to the securities of Ruthigen, Inc. (the “Company,” “we,” “us” or “our”) that are underlying the Series A Warrants that we issued in our initial public offering, which closed on March 26, 2014 (“IPO”).

Under this prospectus, we are offering (i) 3,047,500 shares of our common stock and 3,047,500 of our Series B Warrants, which are issuable upon the exercise of the 3,047,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 3,047,500 shares of our common stock, which are issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under this prospectus.

Each outstanding Series A Warrant that we issued in our IPO is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants are exercisable at an initial exercise price of $7.25 per warrant. The Series A Warrants became exercisable on March 21, 2014 and will expire on March 21, 2016.

The Series B Warrants will only be issued upon the exercise of the Series A Warrants. Each Series B Warrant is exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $9.0625 per warrant. The Series B Warrants will expire on the fifth anniversary of the date of issuance.

Our shares of common stock trade on The NASDAQ Capital Market under the symbol “RTGN.” On July 31, 2014, the last reported sale price of our common stock was $5.41 per share. We have not applied, and do not intend to apply, for any listing of the Series A Warrants or the Series B Warrants on a securities exchange.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, will be subject to reduced public company reporting requirements. Investing in our common stock involves a high degree of risk.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2014

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.

Unless the context requires otherwise, references to “Ruthigen,” our “company,” “we,” “us” or “our” refer to Ruthigen, Inc., a Delaware corporation.

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PROSPECTUS SUMMARY

The following information is a summary of the prospectus and it does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus carefully, including the “Risk Factors” section and our financial statements and the notes relating to the financial statements, before making an investment decision. We reincorporated from Nevada to Delaware on September 25, 2013. Except where otherwise expressly stated, no distinction is made in this prospectus between historic activities and results of the Nevada and Delaware corporations.

Overview

We are a biopharmaceutical company focused on the discovery, development, and commercialization of pharmaceutical-grade hypochlorous acid, or HOCl, based therapeutics designed to prevent and treat infection in invasive applications. Our lead drug candidate, RUT58-60, is a broad spectrum anti-infective that we are developing for the prevention and treatment of infection in surgical and trauma procedures. We are focusing RUT58-60 for use initially to prevent infections in abdominal surgery due to the large addressable market, high rate of post-surgical infection associated with abdominal surgery, the high-impact opportunity that abdominal surgery offers us in the clinical trial setting to expose multiple internal organs to RUT58-60 at one time, and feedback from surgeons identifying post-surgical infection in abdominal surgery (relative to other surgeries) as a significant unmet medical need. We were incorporated in January 2013 as a wholly-owned subsidiary of Oculus Innovative Sciences, Inc., or Oculus, and we were operated as a wholly-owned subsidiary of Oculus until the completion of our initial public offering, or IPO, in March 2014. We currently have no products approved for sale. We submitted our Investigational New Drug Application, or IND, for RUT58-60 to the United States Food and Drug Administration, or FDA, in early May 2014. In June 2014, our IND became effective thereby allowing us to begin human clinical testing of RUT58-60. In July 2014, we treated the first human subjects with our lead drug candidate RUT58-60 in a 30 patient, 21-day skin irritation trial, which we expect to complete in August 2014.

Our goal is to become the first company to market RUT58-60 as a drug containing HOCl for the prevention and treatment of infection in invasive surgery in the United States. We believe that RUT58-60 has the potential to significantly reduce the rate of post-surgical infections, reduce the use of systemic antibiotics that have proven to be ineffective against certain common resistant strains of bacteria, including methicillin-resistant staphylococcus aureus, or MRSA, and vancomycin-resistant enterococcus, or VRE, reduce the negative side effects associated with the increasingly widespread use of antibiotics, accelerate post-surgical healing which should lead to quicker patient discharge from the hospital, and ultimately reduce hospital readmission rates. In July 2014, we treated the first human subjects with our lead drug candidate RUT58-60 in a 30 patient, 21-day skin irritation trial, which we expect to complete in August 2014. Following an independent data monitoring committee, or DMC, review of the results from the skin irritation phase, we plan to enroll 20 patients in the Phase 1 part of our Phase 1/2 clinical trial, to evaluate the safety of RUT58-60 within the abdominal cavity, which we refer to as the safety run-in. Subject to review of the safety run-in data by the DMC, we will continue patient enrollment in the Phase 2 part of our Phase 1/2 clinical trial for RUT58-60. Pending the successful completion of that trial and our planned pivotal clinical trials, the first of which we anticipate will be our planned Phase 2B trial and the second of which we anticipate will be our planned Phase 3 trial, we plan to submit our New Drug Application, or NDA, to the FDA in late 2017.

We believe that RUT58-60 will complement the paid for performance paradigm and it is designed to reduce the overall healthcare costs associated with post-surgical infections and improve hospital economics. We believe the benefits of RUT58-60 will be significant:

•	RUT58-60 mimics the human body’s own infection-fighting mechanism,

•	RUT58-60 has not shown evidence of toxicity or other negative side effects in our animal and other preclinical studies,

•	preclinical studies of RUT58-60 conducted by us have not produced resistant bacteria, and

•	RUT58-60 appears to provide broad spectrum anti-microbial effect.

We believe that RUT58-60 has the potential to be used as a prophylactic therapy to prevent and treat infections, and may accelerate patient discharge from the hospital and ultimately lead to an overall reduction in hospital readmission rates.

The benefits of HOCl in preventing infection have been well-demonstrated in products with lower concentrations of HOCl than RUT58-60. To date, HOCl based products have only been cleared for use as medical devices for topical applications in the United States, Europe and certain other countries. Earlier formulations have not been able to achieve therapeutic indication status, primarily due1 to their lack of stability and therefore have been limited for use as topical applications. Historically, the lack of stability has posed a vexing problem to companies hoping to pursue HOCl products for therapeutic indications in invasive applications and has prevented these companies from being able to conduct the clinical trials necessary to prove whether HOCl is safe and effective for use as a therapeutic.

HOCl based products have been used successfully to prevent infection in topical applications and have been sold commercially since at least 2005 by other companies, generally as medical devices or for the disinfection of medical devices. Several of these HOCl based products have been commercialized as medical devices by Oculus, our former parent company and the licensor of our technology. Through our license and supply agreement with Oculus, we have obtained exclusive rights to the RUT58-60 technology, as well as a proprietary method of manufacturing and producing HOCl with pharmaceutical potential by incorporating additional small molecules without sodium hypochlorite, the result of which increases the compound’s stability and biocompatibility, or the compound’s ability to remain in direct contact with internal tissues and organs. We believe our recent enhancements to the stability and biocompatibility of the compound will allow us to expand the use of HOCl so that it may be used in direct contact with internal organs and thus, for invasive applications, including surgical and trauma procedures, as well as additional clinical indications. With these enhancements, we believe our lead product candidate will be able to meet the safety and efficacy standards that the FDA requires for the approval of a new drug. Obtaining approval of new drug by the FDA is a lengthy, expensive and uncertain process, and we may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed. If we are successful obtaining FDA approval of RUT58-60 as a drug, we plan to commercialize it for invasive applications.

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There are approximately 30 million surgical and trauma procedures in the United States per year, approximately 7 million of which are abdominal surgeries. Our initial goal is to obtain FDA approval for RUT58-60 for the prevention of infection associated with abdominal surgery and thereafter we plan to pursue FDA approval for RUT58-60 for use in other types of surgical procedures as well as additional clinical indications.

If we are successful in receiving FDA approval for RUT58-60 for the prevention of infection in abdominal surgery, we plan to pursue other types of surgeries, including cardiac, pulmonary and spinal, among others. Based upon data from preclinical studies conducted by us and data reported in third party publications, we believe that the safety and tolerability profile of RUT58-60, combined with its broad-range antimicrobial potency without specificity, offer a practical and unique approach to stem the high rate of hospital acquired infections and infections resulting from complications in surgeries and the increasing emergence of new antibiotic resistant bacteria that pose a significant risk to public health. We believe that RUT58-60 represents a significant innovation over existing uses of HOCl in topical applications and over systemic antibiotics, which are the current standard of care for the prevention and treatment of infection in surgical and other invasive applications, and has the potential to raise the clinical bar for anti-infective products generally in the face of increasing headwinds. Since our inception, we have focused much of our research and development efforts for RUT58-60 on pre-clinical development and optimization. Our research and development team is working to further optimize the performance of RUT58-60 by testing variations in the formulation and chemical components of RUT58-60. We also seek to further optimize the proprietary chemical formulation and manufacturing process that gives us reason to believe that RUT58-60 may be able to be used invasively. We expect to increase our research and development hiring in order to broaden our pipeline of applications for RUT58-60 beyond its initial use in abdominal surgery and into other types of surgeries and invasive applications.

In addition to the United States, we plan to seek regulatory approval to commercialize RUT58-60 in Canada, Europe and Japan. Under our license and supply agreement with Oculus, we have exclusively licensed the HOCl technology relating to RUT58-60 for commercialization in the United States, Europe, Japan and Canada. Together, these markets represented approximately 71% of the global medicines market in 2011. In parallel with our clinical development activities for RUT58-60, we have commenced discussions with various pharmaceutical companies for potential partnership and collaboration activities for RUT58-60 in the United States, Canada, Europe and Japan. To date, we have not entered into any partnerships or collaborations for RUT58-60 and we cannot guarantee that we will be successful entering into any such arrangements on terms favorable to us, or at all.

Our Strategy

Our goal is to be the first company to market HOCl based drugs for the prevention and treatment of infection in invasive procedures. By doing so, we hope to be able to reduce the number of post-surgical infections, reduce the increasingly widespread use of systemic antibiotics and the negative side effects associated with them, accelerate post-surgical healing which should lead to quicker patient discharge from the hospital, and reduce hospital readmission rates. The key elements of our strategy to achieve this goal are listed below.

•	Initiate and complete clinical trials for our lead drug candidate, RUT58-60, for the first indication (abdominal surgery) and obtain regulatory approval to market as a drug in the United States.

•	Establish research and development and manufacturing facilities in compliance with the FDA’s Current Good Manufacturing Practices, or cGMP, requirements for manufacturing drugs.

•	Commercialize RUT58-60 in the United States either through a direct sales force or with a partner.

•	Engage strategic partners to develop, obtain regulatory approval for, and commercialize RUT58-60 for invasive use in Europe and Japan.

•	Expand the use of, and obtain regulatory approval for, RUT58-60 for use in other types of surgeries and traumatic procedures.

•	Leverage our proprietary HOCl chemistry technology to develop a pipeline of innovative drugs for the prevention and treatment of infection in surgical and other invasive applications.

Our Solution

We believe that HOCl, the active pharmaceutical ingredient in RUT58-60 and other drug candidates that we plan to develop in the future, has several potential benefits over systemic antibiotics, which are the current standard of care for the prevention of infection associated with surgical and trauma procedures, as described below.

•	Broad Spectrum Activity Including Against Antibiotic Resistant Strains of Bacteria. HOCl has been shown in non-clinical studies to kill bacteria, viruses, spores, and fungi. We believe this can be achieved through common mechanisms of action, including by denaturation, a process in which the structure of surface proteins on the microorganism is irreversibly changed or damaged, which results in the destruction of pathogen. RUT58-60 has been shown in non-clinical studies to eradicate MRSA, VRE, and other antibiotic resistant microorganisms. RUT58-60’s biologic activity is localized and fast-acting, which results in rapid bacterial destruction; in vitro studies have demonstrated potent 30-second kill times against several commonly found, clinically relevant, aggressive treatment-resistant bacteria.

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•	Multi-targeted; Does Not Promote Emergence of Superbugs. We believe that RUT58-60 has the potential to be used broadly as a prophylactic agent to prevent infections in surgical patients because, in pre-clinical studies, it has not been shown to promote resistance to bacteria and therefore does not increase the emergence of drug-resistant pathogens. RUT58-60 does not target specific strains or receptor targets that the microorganism can then quickly mutate to induce resistance. Further, exposure to HOCl causes irreversible destabilization of protein structures necessary for continued metabolism for bacteria and other microbes.

•	Pro-healing Potential. HOCl products have demonstrated faster tissue healing in studies published in peer-reviewed journals and other publications. Although the mechanism of action for incision site healing has not been formally established in RUT58-60, we believe that incision sites will heal quicker, resulting in faster patient recovery and discharge from the hospital.

•	Mimics Body’s Natural Microbe-Fighting Mechanism. Human bodies have evolved over thousands of years to produce HOCl naturally to kill infection-causing microbes quickly and without creating the opportunity for microbes to mutate and become resistant. We believe that we have chemically engineered RUT58-60 to mimic the body’s natural response to unfamiliar and unwanted organisms, without the undesirable side effects resulting from the proliferation and overuse of antibiotics.

•	No Change to Surgeon Behavior Required. Sterile saline is currently the most commonly used irrigation solution to prevent infection during and following surgery when lavage is used to wash the surgical site following surgical and trauma procedures, but it does not contain the antiseptic benefits traditionally associated with antibiotics to prevent post-surgical infection. The use of a lavage wash in surgeries is not new and therefore, we believe that the replacement of saline (or other currently used post-operative irrigation solutions) with RUT58-60 in surgical settings will be an easy and logical transition for surgeons and will not require additional training, time, education, ramp up or behavior changes by surgeons.

•	Prepackaged, Sterilized, Ready to Use. We believe that RUT58-60, if approved by the FDA, will be the only prepackaged, sterilized, ready-to-use HOCl based drug designed to prevent infection following surgery. We intend to package RUT58-60 in convenient, sterile packaging that will not require mixing or solution preparation prior to use, thereby reducing the need for human intervention and further minimizing opportunities to introduce other organisms that may cause infection and the risk of medical error.

•	Stable Formulation. RUT58-60 is not expected to require special handling precautions or storage requirements beyond those typically required for similar sterile products found in hospital and other indoor settings. Laboratory tests suggest that RUT58-60 may have a shelf life ranging from one to two years depending on the size and type of packaging. We believe that RUT58-60 is a unique, shelf stable form of HOCl that has the potential to meet the FDA’s requirements for a drug.

•	Enhanced Biocompatibility for Internal Use. We believe RUT58-60 is the first and only form of HOCl based drug designed for internal use. We believe RUT58-60 represents an innovative way to improve the potential pharmaceutical properties of HOCl by incorporating additional small molecules without sodium hypochlorite, the result of which enhances the biocompatibility of the compound in a manner that allows the compound to remain in direct contact with internal tissues and organs.

•	Hospital Cost Savings Potential. We believe that RUT58-60 has the potential to improve surgical outcomes and lower hospital costs by preventing infection, decreasing the time to patient discharge and reducing hospital readmission rates. Post-surgical infections are costly and, under new government regulations and payor policies, these infections are increasingly not covered for reimbursement. High patient costs associated with the treatment of infections may be related to longer hospitalizations and extended care, patient isolation due to the high rates of infection transmission, and the use of expensive systemic antibiotics used to target infection. Post-surgical infection may also undermine the healing process, prolong healing time and increase hospital readmissions after initial discharge. Eventually, we believe that RUT58-60 may also help reduce the use of systemic antibiotics, thereby lowering overall cost of the hospital visit.

Our Relationship with Oculus

As of the date of this prospectus, Oculus owns approximately 42% of our outstanding shares of common stock. We have entered into a license and supply agreement, a shared services agreement and a separation agreement with Oculus that govern certain aspects of our relationship with Oculus. The license and supply agreement covers our exclusive rights to the license, development and manufacturing of our lead drug candidate, RUT58-60. The shared services agreement covers certain transitional services to be provided by Oculus. We entered into the separation agreement with Oculus in order to maximize our ability to operate as independently as possible from Oculus in order to unlock the value proposition of RUT58-60, notwithstanding Oculus’ substantial ownership of us following our IPO, and therefore the separation agreement contains certain limitations on Oculus’ ability to control various aspects of our business and operations. Each of these agreements has been entered into in the overall context of our separation from Oculus. We refer to these agreements and the series of transactions that took effect upon the sale of securities in our IPO, collectively, as the “Separation.”

We believe that a distribution of Ruthigen shares by Oculus to Oculus shareholders would be advantageous to the market for our shares by increasing liquidity, would accelerate our ability to become independent from Oculus by decreasing Oculus’ ownership of our common stock and would be beneficial for Oculus’ stockholders who would have a direct opportunity to participate in the Ruthigen value proposition. Oculus has advised us that it does not have any near term plans to distribute our shares held by Oculus to the Oculus stockholders. The decision to conduct any such distribution is at the sole discretion of Oculus’ board of directors. There is no assurance that the Distribution will ever occur. However, pursuant to the separation agreement, Oculus has agreed, from time to time, to retain investment bankers and tax advisors to re-evaluate the advisability of conducting a plan of distribution of the Ruthigen shares Oculus owns and we have agreed to register any shares that Oculus may distribute in the future. Presently, it is expected that any potential distribution will be taxable to Oculus and its stockholders. We refer to any such potential distribution as the “Distribution.”

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Management

We are led by a team with extensive experience in managing biopharmaceutical companies, including:

•	Our Chairman, Chief Executive Officer and Chief Science Officer, Hojabr Alimi, who from 1999 to February 2013 held the position of Chief Executive Officer and President of Oculus, a company which he co-founded in 1999. Mr. Alimi served as Chairman of the board of directors of Oculus from 1999 to March 2014. Prior to that time, he was a corporate microbiologist and Senior Quality Assurance Manager for Arterial Vascular Engineering, Medtronic. Mr. Alimi received a B.A. in biology from Sonoma State University.

•	Our Chief Financial Officer, Sameer Harish, has been a principal of Harish Life Science Advisors since December 2011, an independent consulting firm which he founded that provides financial, strategic, and market research advisory services to life science companies. Mr. Harish has held several analyst positions focused on medical device, biotech, and diagnostic companies. Mr. Harish has also held research and laboratory positions at Guidant (now part of Abbott Laboratories) and Synteni (acquired by Incyte Corporation).

Risks Relating to Our Business

We are a biopharmaceutical company, and our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our securities. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors”:

•	we currently do not have regulatory approval for our lead drug candidate, RUT58-60, or any other product candidates, in the United States or elsewhere, although we plan to conduct clinical trials in the United States for RUT58-60 and other product candidates in the future, there is no assurance that we will be successful in our clinical trials or receive regulatory approval in a timely manner, or at all;

•	our business is substantially dependent upon the intellectual property rights that we license from Oculus;

•	we have never been profitable, have not generated any revenue and we expect to incur additional losses to fund our clinical trials;

•	we will require substantial additional funding beyond the offering to which this prospectus relates to complete the development and commercialization of RUT58-60 and/or any other potential product candidates, and such funding may not be available on acceptable terms or at all;

•	we currently depend entirely on our ability to develop and commercialize RUT58-60, and our ability to generate product revenues in the future will depend heavily on the successful development and commercialization of RUT58-60;

•	the assets and resources that we acquire from Oculus in the Separation may not be sufficient for us to operate as a stand-alone company, and we may experience difficulty in separating our assets and resources from Oculus;

•	we and our stockholders may not achieve some or all of the expected benefits of the separation agreement, which imposes certain limitations on Oculus’ ability to control various aspects of our business and operations in order to maximize our ability to operate as independently as possible from Oculus;

•	the ownership by our executive officers and our directors of shares of Oculus common stock and rights to purchase Oculus common stock may create, or may create the appearance of, conflicts of interest;

•	we and our stockholders may not achieve some or all of the expected benefits of the Separation;

•	we have not submitted an application for or obtained any FDA, approval for any product through the NDA process, which may impede our ability to obtain FDA approval in a timeframe that is consistent with our expectations and plans that we have previously communicated with our stockholders, or at all;

•	we may be subject to delays in our clinical trials, which could result in increased costs and delays or limit our ability to obtain regulatory approval for RUT58-60 and/or any other potential product candidates;

•	we have never commercialized any of our product candidates and RUT58-60 and/or any other potential product candidates, even if approved, may not be accepted by healthcare providers or healthcare payors;

•	substantial sales of our common stock may occur following this offering, as well as following the potential distribution of our common stock by Oculus, which could cause the price of our common stock to decline;

•	if any Series A Warrants are exercised, the shares of common stock we are issuing in this offering may result in immediate and substantial dilution to our stockholders; and the Series B Warrants (also issuable upon exercise of the Series A Warrants) that are exercisable for common stock, if exercised, may similarly result in immediate and substantial dilution to our stockholders;

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•	the failure of Oculus or any third parties to perform their respective obligations under any manufacturing and/or supply agreement(s) may delay or otherwise harm the development and commercialization of RUT58-60 and/or any other potential product candidates; and

•	we may be unable to maintain and protect our intellectual property assets, which could impair the advancement of our pipeline and commercial opportunities.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include:

•	requirement to provide only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	reduced disclosure about our executive compensation arrangements;

•	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

•	exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1 billion or more; (ii) March 31, 2019; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years.

Our Corporate Information

We incorporated under the laws of the State of Nevada on January 18, 2013 as a wholly-owned subsidiary of Oculus Innovative Sciences, Inc. and we reincorporated from Nevada to Delaware on September 25, 2013. Our fiscal year end is March 31. Our principal executive offices are located at 2455 Bennett Valley Rd., Suite C116, Santa Rosa, California 95404. Our telephone number is (707) 525-9900. Our website address is www.ruthigen.com. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, are available free of charge on the SEC’s website at www.sec.gov and through the investor relations page of our internet website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

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THE OFFERING

Securities we are offering

(i) 3,047,500 shares of our common stock and 3,047,500 of our Series B Warrants, which are issuable upon the exercise of the 3,047,500 outstanding Series A Warrants that we issued in our IPO, and (ii) 3,047,500 shares of our common stock, which are issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under this prospectus.

Each outstanding Series A Warrant that we issued in our IPO is exercisable for one share of common stock and one Series B Warrant. The Series A Warrants are exercisable at an initial exercise price of $7.25 per warrant. The Series A Warrants became exercisable on March 21, 2014 and will expire on March 21, 2016.

The Series B Warrants will only be issued upon the exercise of the Series A Warrants. Each Series B Warrant is exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $9.0625 per warrant. The Series B Warrants will expire on the fifth anniversary of the date of issuance.

Common stock included in the securities we are offering

(i) 3,047,500 shares, which assumes the full exercise of the Series A Warrants and no exercise of the Series B Warrants; or (ii) 6,095,000 shares, which assumes the full exercise of the Series A Warrants and the Series B Warrants

Common stock outstanding after this offering	(i) 7,851,790 shares, which assumes the full exercise of the Series A Warrants and no exercise of the Series B Warrants; or (ii) 10,899,290 shares, which assumes the full exercise of the Series A Warrants and the Series B Warrants

Use of proceeds	Upon the exercise of our outstanding Series A Warrants, if at all, we may receive up to a total of $22.1 million in net proceeds. In addition, upon the exercise of our Series B Warrants, if at all, which would only be issued and become exercisable upon the exercise of our outstanding Series A Warrants, we may receive up to a total of $27.6 million in additional net proceeds. However, we cannot predict the timing or the number of Series A Warrants and/or Series B Warrants that may be exercised, if any. We expect to use any proceeds that we may receive in this offering to fund additional clinical research and R&D activities as well as milestone payments to Oculus, if any, and for general corporate purposes and working capital. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk Factors	Investing in our securities involves substantial risks. You should read the “Risk Factors” section starting on page 9 for a discussion of factors to consider carefully before deciding to invest in our securities.

NASDAQ Capital Market symbol for our common stock	RTGN. We have not applied, and do not intend to apply, for any listing of the Series A Warrants or the Series B Warrants on a securities exchange.

Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering, as set forth in the table above, is based on 4,804,290 shares outstanding as of July 31, 2014 and excludes:

•	up to 6,095,000 shares of common stock issuable upon the full exercise of the Series A Warrants and the Series B Warrants;

•	409,355 shares of our common stock issuable pursuant to outstanding restricted stock units under our 2013 Employee, Director and Consultant Equity Incentive Plan, or the 2013 Plan, outstanding options to purchase up to 332,500 shares of our common stock under the 2013 Plan, and 86,000 shares of our common stock available for future issuance under the 2013 Plan; and

•	98,150 shares of our common stock underlying outstanding warrants issued to the representative of the underwriters in our IPO.

Unless otherwise indicated, all information in this prospectus assumes:

•	no exercise of the representative’s warrants described above.

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Summary Financial Information

You should read the following summary financial data together with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus. Prior to our IPO, we were a wholly-owned subsidiary of Oculus Innovative Sciences, Inc. and were incorporated under the laws of the State of Nevada on January 18, 2013. We were reincorporated from Nevada to Delaware on September 25, 2013. Financial statements for periods prior to January 18, 2013 reflect carve-out financial information from Oculus Innovative Sciences, Inc. We have derived the statements of operations data for the period from October 20, 2011 (inception) for the years ended March 31, 2012, March 31, 2013 and March 31, 2014, and the balance sheet data as of March 31, 2013 and March 31, 2014, from our audited financial statements and related notes incorporated by reference in this prospectus. Our historical results for any prior period are not necessarily indicative of results to be expected in any future period.

	Year Ended March 31, 2014	Year Ended March 31, 2013	Period from October 20, 2011 (Inception) to March 31, 2012

Statement of Operations Data:
Revenues	$—	$—	$—
Operating expenses
Research and development	1,382,000	258,000	24,000
Selling, general and administrative	1,736,000	265,000	4,000
Total operating expenses	3,118,000	523,000	28,000
Net loss	$(3,118,000)	$(523,000)	$(28,000)
Net loss per share: basic and diluted	$(1.53)	$(0.26)	$(0.01)

Weighted-average number of shares used in per common share calculations:
Basic and diluted	2,036,301	2,000,000	2,000,000

	As of March 31,
	2014	2013

Balance Sheet Data:
Cash	$15,571,000	$96,000
Total assets	$15,576,000	$148,000
Total liabilities	$947,000	$101,000
Total stockholders’ equity	$14,629,000	$47,000
Working capital (deficiency)	$14,627,000	$(1,000)

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should give careful consideration to the risks and uncertainties and all other information contained in or incorporated by reference in this prospectus, including the risks and uncertainties discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended March 31, 2014, in addition to the other information included in or incorporated by reference in this prospectus, including our financial statements and related notes, before deciding whether to invest in our securities. All of these risk factors are incorporated by reference herein in their entirety. The occurrence of any of the adverse developments described in the these risk factors could materially and adversely harm our business, financial condition, results of operations or prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment. Additional risks of which we are not presently aware or that we currently believe are immaterial may also harm our business and results of operations.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in our “Prospectus Summary,” “Use of Proceeds,” “Risk Factors,” “Management Discussion and Analysis of Financial Condition and Result of Operations,” and “Business” sections. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words.

Our operations and business prospects are always subject to risks and uncertainties including, among others:

•	our business is substantially dependent upon the intellectual property rights that we license from Oculus;

•	the timing of regulatory submissions;

•	our ability to obtain and maintain regulatory approval of RUT58-60 and any other product candidates we may develop, and the labeling under any approval we may obtain;

•	approvals for clinical trials may be delayed or withheld by regulatory agencies;

•	pre-clinical and clinical studies will not be successful or confirm earlier results or meet expectations or meet regulatory requirements or meet performance thresholds for commercial success;

•	the timing and receipt of reimbursement codes;

•	risks relating to the timing and costs of clinical trials, the timing and costs of other expenses;

•	risks associated with obtaining funding from third parties;

•	management and employee operations and execution risks;

•	loss of key personnel;

•	competition;

•	risks related to market acceptance of products;

•	intellectual property risks;

•	assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches;

•	risks associated with the uncertainty of future financial results;

•	risks associated with this offering;

•	our ability to attract collaborators and partners;

•	risks associated with our reliance on third party organizations; and

•	risks associated with our relationship with Oculus.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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USE OF PROCEEDS

Upon the exercise of our outstanding Series A Warrants, if at all, we may receive up to a total of $22.1 million in net proceeds. In addition, upon the exercise of our Series B Warrants, if at all, which would only be issued and become exercisable upon the exercise of our outstanding Series A Warrants, we may receive up to a total of $27.6 million in additional net proceeds.

However, we cannot predict the timing or the number of Series A Warrants and/or Series B Warrants that may be exercised, if any. We expect to use any proceeds that we may receive in this offering to fund additional clinical research and R&D activities as well as milestone payments to Oculus, if any, and for general corporate purposes and working capital.

This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from clinical trials of RUT58-60. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding for the further development of RUT58-60 or commercially launch RUT58-60 in the United States.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

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DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, and 500,000 shares of preferred stock, par value $0.0001 per share, and as of the date of this prospectus, there are 4,804,290 shares of common stock and no shares of preferred stock outstanding. The following description of our capital stock and provisions of our restated certificate of incorporation and restated bylaws is only a summary. We effected a 1-for-2.5 reverse stock split of our common stock on September 25, 2013. All common stock share numbers in this prospectus give effect to the reverse stock split. You should also refer to our restated certificate of incorporation, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and our restated bylaws, a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue up to a total of 100,000,000 shares of common stock, par value $0.0001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights. Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. Such dividends, if any, are payable in cash, in property or in shares of capital stock. Each outstanding share of our common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and non-assessable.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

We are authorized to issue up to a total of 500,000 shares of preferred stock, par value $0.0001 per share, without stockholder approval. The preferred stock may be issued from time to time in one or more series, each series to be appropriately designated by a distinguishing letter or title prior to the issuance of any shares thereof, as determined by our board of directors. The board of directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could harm the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of our preferred stock.

Anti-Takeover Provisions of Delaware Law, our Restated Certificate of Incorporation and our Restated Bylaws

The provisions of Delaware law, our restated certificate of incorporation and our restated bylaws discussed below could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions also may have the effect of preventing changes in our management.

Delaware Statutory Business Combinations Provision.

We are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a “business combination” is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and, subject to certain exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock.

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Classified Board of Directors; Removal of Directors for Cause.

Our restated certificate of incorporation and restated bylaws provide that our board of directors shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the initial classification of directors, the term of office of the second class to expire at the second annual meeting of stockholders following the initial classification of directors, and the term of office of the third class to expire at the third annual meeting of stockholders following the initial classification of directors. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire will be elected for a three-year term of office. All directors elected to our classified board of directors will serve until the election and qualification of their respective successors or their earlier resignation or removal. The board of directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which any such new position is assigned. The person filling such position would serve for the term applicable to that class. The board of directors, or its remaining members, even if less than a quorum, is also empowered to fill vacancies on the board of directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. Members of the Board of Directors may only be removed for cause and only by the affirmative vote of 80% of our outstanding voting stock. These provisions are likely to increase the time required for stockholders to change the composition of the board of directors. For example, at least two annual meetings will be necessary for stockholders to effect a change in a majority of the members of the board of directors.

Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.

Our restated bylaws provide that, for nominations to the board of directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice of the proposal in writing to our Secretary. For an annual meeting, a stockholder’s notice generally must be delivered not less than 90 days nor more than 120 days prior to the anniversary of the mailing date of the proxy statement for the previous year’s annual meeting. For a special meeting, the notice must generally be delivered not earlier than the 90th day prior to the meeting and not later than the later of (1) the 60th day prior to the meeting or (2) the 10th day following the day on which public announcement of the meeting is first made. Detailed requirements as to the form of the notice and information required in the notice are specified in the restated bylaws. If it is determined that business was not properly brought before a meeting in accordance with our bylaw provisions, such business will not be conducted at the meeting.

Special Meetings of Stockholders.

Special meetings of the stockholders may be called only by our board of directors pursuant to a resolution adopted by a majority of the total number of directors.

No Stockholder Action by Written Consent.

Our restated certificate of incorporation and restated bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders.

Super Majority Stockholder Vote Required for Certain Actions.

The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the affirmative vote of the holders of at least 80% of our outstanding voting stock to amend or repeal any of the provisions discussed in this section of this prospectus entitled “Anti-Takeover Provisions of Delaware law, our Restated Certificate of Incorporation and our Restated Bylaws” or to reduce the number of authorized shares of common stock or preferred stock. This 80% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any preferred stock that might then be outstanding. In addition, an 80% vote is also required for any amendment to, or repeal of, our restated bylaws by the stockholders. Our restated bylaws may be amended or repealed by a simple majority vote of the board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and our warrants is VStock Transfer, LLC.

Stock Market Listing

Our shares of common stock trade on The NASDAQ Capital Market under the symbol “RTGN.” We have not applied, and do not intend to apply, for any listing of the Series A Warrants or the Series B Warrants on a securities exchange.

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DESCRIPTION OF SECURITIES WE ARE OFFERING

This prospectus relates to the securities of Ruthigen that are underlying the Series A Warrants that we issued in our IPO. Under this prospectus, we are offering (i) 3,047,500 shares of our common stock and 3,047,500 of our Series B Warrants, which are issuable upon the exercise of the 3,047,500 outstanding Series A Warrants, and (ii) 3,047,500 shares of our common stock, which are issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable under this prospectus.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption “Description of Capital Stock” in this prospectus.

Warrants

The material terms and provisions of the Series A Warrants that we issued in our IPO and the Series B Warrants being offered pursuant to this prospectus are summarized below. The summary is subject to, and qualified in its entirety by, the form of the Series A Warrant, the Series B Warrant and the Warrant Agent Agreement which have been filed as exhibits to the registration statement of which this prospectus is a part.

Series A Warrants

Each purchaser of units in our IPO received, for each unit purchased, a Series A Warrant representing the right to purchase a combination of one share of common stock and one Series B Warrant at an exercise price of $7.25 per Series A Warrant. The number of shares of common stock and the number of Series B Warrants underlying the Series A Warrant issued to each purchaser is equal to the number of units purchased by such purchaser in our IPO. The Series A Warrants became exercisable on March 21, 2014 and will expire on March 21, 2016. The exercise price and the number of shares for which each Series A Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. In addition, subject to certain exceptions, the exercise price of the Series A Warrants is subject to reduction if we issue shares of common stock (or securities convertible into common stock) in the future at a price below both the exercise price and the then-current market price. The Series A Warrants may be called (cancelled) by the Company, for consideration equal to $.0001 per Series A Warrant, on not less than 10 business days’ notice if the closing price of the common stock is above $10.875 for any period of 20 consecutive business days ending not more than three business days prior to the call notice date.

Series B Warrants

The Series B Warrants will only be issued upon the exercise of the Series A Warrants. Each Series B Warrant is exercisable for one share of common stock. The Series B Warrants are immediately exercisable upon issuance at an initial exercise price of $9.0625 per Series B Warrant. The Series B Warrants will expire on the fifth anniversary of the date of issuance. The exercise price and the number of shares for which each Series B Warrant may be exercised is subject to adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. In addition, subject to certain exceptions, the exercise price of the Series B Warrants is subject to reduction if we issue shares of common stock (or securities convertible into common stock) in the future at a price below both the exercise price and the then-current market price. The Series B Warrants are not callable by the Company.

Provisions Applicable to Series A Warrants and Series B Warrants

There is no established public trading market for either series of the warrants, and we do not expect a market to develop. We do not intend to apply to list the warrants for trading on any securities exchange. Without an active trading market, the liquidity of the warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the warrants during the period when the warrants are exercisable, the warrants will not have any value.

Holders of the warrants may exercise their warrants to purchase shares of our common stock on or before the termination date by delivering an exercise notice, appropriately completed and duly signed. Payment of the exercise price for the number of shares for which the warrant is being exercised must be made within two trading days following such exercise. In the event that the registration statement relating to the warrant shares is not effective, a holder of warrants may only exercise its warrants for a net number of warrant shares pursuant to the cashless exercise procedures specified in the warrants. Warrants may be exercised in whole or in part, and any portion of a warrant not exercised prior to the termination date shall be and become void and of no value. The absence of an effective registration statement or applicable exemption from registration does not alleviate our obligation to deliver common stock issuable upon exercise of a warrant.

Upon the holder’s exercise of a warrant, we will issue the shares of common stock (and, in the case of exercise of a Series A Warrant, a Series B Warrant) issuable upon exercise of the warrant within three trading days of our receipt of notice of exercise, subject to timely payment of the aggregate exercise price therefor.

The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

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If, at any time a warrant is outstanding, we consummate any fundamental transaction, as described in the warrants and generally including any consolidation or merger into another corporation, the consummation of a transaction whereby another entity acquires more than 50% of our outstanding common stock, or the sale of all or substantially all of our assets, or other transaction in which our common stock is converted into or exchanged for other securities or other consideration, the holder of any warrants will thereafter receive upon exercise of the warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such warrants would have been entitled upon such consolidation or merger or other transaction.

The warrants are not exercisable by their holder to the extent (but only to the extent) that such holder or any of its affiliates would beneficially own in excess of 4.99% of our common stock.

Amendments and waivers of the terms of the warrants require the written consent of the holder of such warrant and us. The warrants will be issued in book-entry form under a warrant agent agreement between VStock Transfer, LLC as warrant agent, and us, and shall initially be represented by one or more book-entry certificates deposited with The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC.

You should review a copy of the warrant agent agreement and the forms of each series of warrant, each of which are included as exhibits to the registration statement of which this prospectus forms a part.

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to our IPO, which closed on March 26, 2014, there had been no public market for our common stock, and a liquid trading market for our common stock may not develop.

Future sales of substantial amounts of shares of our common stock, including shares issued upon the exercise of outstanding options or outstanding restricted stock units, in the public market or the possibility of these sales occurring could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future. As of the date of this prospectus, we had 4,804,290 shares of common stock outstanding.

A limited number of shares of our common stock will be available for sale in the public market for several months after the closing of the sale of the units in March 2014 due to contractual and legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock. Although our common stock trades on The NASDAQ Capital Market, we cannot assure you that there will be an active market for our common stock.

As of the date of this prospectus, 2,804,290 of our outstanding shares of common stock are freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. The remaining 2,000,000 shares of our common stock outstanding as of the date of this prospectus are held by our former parent Oculus and are subject to a one-year lock-up period under the lock-up agreements as described below. These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act.

Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of our IPO, are considered to be restricted securities. The shares of our common stock sold in our IPO and in this offering are not considered to be restricted securities.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Subject to the lock-up agreements described below, those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144.

A person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock, as applicable, for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until expiration of the 180-day lock-up period (and one year for the shares of common stock owned by Oculus) described below.

Equity Incentive Awards

There are 998,355 shares of our common stock authorized for issuance under the 2013 Plan. As of the date of this prospectus, restricted stock units for 409,355 shares of our common stock and options to purchase up to 332,500 shares of our common stock are outstanding and 86,000 shares of our common stock are available for issuance under our 2013 Plan. The shares underlying the outstanding restricted stock units and options to purchase common stock are subject to the lock-up agreements as described below.

On May 6, 2014, we filed a registration statement on Form S-8 under the Securities Act covering all shares of common stock issuable pursuant to our 2013 Plan. Subject to Rule 144 volume limitations applicable to affiliates, shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

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Lock-Up Agreements

We, each of our directors and executive officers, and Oculus have agreed that, without the prior written consent of the representative of the underwriters in our IPO, we and they will not, subject to limited exceptions, during the period ending 180 days after March 21, 2014 (and one year for the shares of common stock owned by Oculus), subject to extension in specified circumstances:

•	offer, pledge, sell or contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether such transaction is to be settled by delivery of shares of our common stock or such other securities, in cash or otherwise;

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock; or

•	publicly announce an intention to do any of the foregoing.

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PLAN OF DISTRIBUTION

The (i) shares of common stock and the Series B Warrants underlying the outstanding Series A Warrants and (ii) the shares of common stock underlying any Series B Warrants that may be issued pursuant to this prospectus are being offered directly by the Company, without an underwriter. The holders of such outstanding Series A Warrants and, if the Series A Warrants are exercised, the holders of any Series B Warrants, may purchase the shares of common stock directly from the Company by exercising their warrants as described in the section entitled “Description of Securities We Are Offering”.

LEGAL MATTERS

The validity of the issuance of the securities being offered by us in this prospectus was passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

EXPERTS

The audited financial statements of Ruthigen, Inc. as of March 31, 2014 and 2013 and for the years then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the Securities and Exchange Commission. You are able to inspect and copy such periodic reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-36199).

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2014 filed on June 30, 2014;
•	our Amendment No. 1 to Annual Report on Form 10-K for the fiscal year ended March 31, 2014 filed on July 23, 2014;
•	our Current Reports on Form 8-K filed on March 31, 2014, June 3, 2014 and June 30, 2014 (other than the portions of those reports not deemed to be filed); and
•	the description of our common stock contained in our Registration Statement on Form 8-A filed on November 13, 2013, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Ruthigen, Inc., 2455 Bennett Valley Rd., Suite C116, Santa Rosa, California 95404, attention: Chief Financial Officer.

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(i) 3,047,500 Shares of Common Stock and 3,047,500 Series B Warrants, issuable upon the exercise of the 3,047,500 outstanding Series A Warrants issued in our Initial Public Offering
and

(ii) 3,047,500 Shares of Common Stock, issuable upon the exercise of the 3,047,500 Series B Warrants that are issuable hereunder

PROSPECTUS

               , 2014

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all estimated expenses paid by the registrant in connection with the issuance and sale of the securities being registered.

Amount to be paid
SEC registration fee	*
Transfer agent and registrar fees	40,000
Accounting fees and expenses	40,000
Legal fees and expenses	50,000
Printing and engraving expenses	10,000
Miscellaneous	10,000
Total	150,000

* Previously paid.

Item 14. Indemnification of Directors and Officers

Our restated certificate of incorporation and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

The rights conferred in the restated certificate of incorporation and the restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons. We have entered into indemnification agreements with each of our officers and directors and our director nominee, the form of which is attached as an exhibit to this registration statement.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article NINTH of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;

•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law; and

•	from any transaction from which the director derived an improper personal benefit.

The foregoing discussion of our restated certificate of incorporation, restated bylaws, and Delaware law is not intended to be exhaustive and is qualified in its entirety by such restated certificate of incorporation, restated bylaws, or law.

Reference is made to Item 17 of our undertakings with respect to liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Not applicable.

Item 16. Exhibits

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Rosa, State of California, on August 1, 2014.

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi
Hojabr Alimi Chief Executive Officer, Chief Science Officer and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Hojabr Alimi	Chief Executive Officer, Chief Science	August 1, 2014
Hojabr Alimi	Officer and Chairman of the Board of Directors (Principal Executive Officer)

/s/ Sameer Harish	Chief Financial Officer (Principal Financial	August 1, 2014
Sameer Harish	Officer and Principal Accounting Officer)

*	Director	August 1, 2014
Richard Conley

*	Director	August 1, 2014
Gregory French

* By:	/s/ Hojabr Alimi
Hojabr Alimi, as Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Registration Statement	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg. Number
3.1	Restated Certificate of Incorporation of Ruthigen, Inc.		Form 8-K (Exhibit 3.1)	03/31/14	001-36199
3.2	Restated Bylaws of Ruthigen, Inc.		Form 8-K (Exhibit 3.2)	03/31/14	001-36199
4.1	Specimen certificate evidencing shares of common stock.		Form S-1 (Exhibit 4.1)	10/16/13	333-190476
4.2	Form of Representative’s Warrant Agreement.		Form S-1 (Exhibit 4.2)	02/24/14	333-190476
4.3	Form of Series A Warrant.		Form S-1 (Exhibit 4.3)	02/24/14	333-190476
4.4	Form of Series B Warrant.		Form S-1 (Exhibit 4.4)	02/24/14	333-190476
4.5	Form of Warrant Agreement between Ruthigen, Inc. and VStock Transfer, LLC		Form S-1 (Exhibit 4.5)	02/24/14	333-190476
5.1	Legal Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.		Form S-1 (Exhibit 5.1)	03/10/14	333-190476
Agreements with Executive Officers and Directors
10.1.1*	Offer of Employment Letter between Oculus Innovative Sciences, Inc. and Sameer Harish, dated January 31, 2013; Amendment to the Offer of Employment as Chief Financial Officer, dated May 23, 2013.		Form S-1 (Exhibit 10.1)	08/08/13	333-190476
10.1.2*	Employment Agreement by and between Ruthigen, Inc. and Sameer Harish, dated June 24, 2014		Form 10-K (Exhibit 10.1.2)	06/30/14	001-36199

10.2*	Employment Agreement by and between Ruthigen, Inc. and Hojabr Alimi, dated March 21, 2013.		Form S-1 (Exhibit 10.2)	08/08/13	333-190476
10.3*	Letter Agreement dated January 31, 2014 to Employment Agreement by and between Oculus Innovative Sciences, Inc. and Hojabr Alimi.		Form S-1 (Exhibit 10.2.1)	02/24/14	333-190476
10.4*	Non-Employee Director Compensation Policy		Form S-1 (Exhibit 10.7)	10/16/13	333-190476
10.5*	Form of Indemnification Agreement by and between the Company and its directors and officers.		Form S-1 (Exhibit 10.8)	10/16/13	333-190476
Lease Agreements
10.6.1

Assignment and Assumption of Lease Agreement by and between Gladiator Capital Funds, LLC, Ruthigen, Inc., SR Office Properties LLC, and Hojabr Alimi, dated March 5, 2013; Office Lease by and between CA-Waterfall Towers Limited Partnership and Gladiator Capital Funds LLC, dated June 29, 2010; First Amendment to Office Lease by and between CA-Waterfall Towers Limited Partnership and Gladiator Capital Funds LLC, dated August 18, 2011; Second Amendment to Office Lease by and between CA-Waterfall Towers Limited Partnership and Gladiator Capital Funds LLC, dated September 1, 2012.

			Form S-1 (Exhibit 10.3)	08/08/13	333-190476

10.6.2	Third Amendment to Office Lease by and between Ruthigen, Inc. and SR Office Properties LLC, dated October 3, 2013.		Form S-1 (Exhibit 10.3.1)	10/16/13	333-190476
Agreements with Respect to Collaborations, Licenses, Research and Development
10.7.1**	License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated May 23, 2013.		Form S-1 (Exhibit 10.4)	10/16/13	333-190476
10.7.2	Amendment No. 1 to License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated October 9, 2013.		Form S-1 (Exhibit 10.4.1)	10/16/13	333-190476
10.7.3	Amendment No. 2 to License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated November 6, 2013.		Form S-1 (Exhibit 10.4.2)	11/07/13	333-190476
10.7.4	Amendment No. 3 to License and Supply Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated January 31, 2014.		Form S-1 (Exhibit 10.4.3)	02/24/14	333-190476
10.8.1	Shared Services Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated May 23, 2013.		Form S-1 (Exhibit 10.5)	08/08/13	333-190476
10.8.2	Amendment No. 1 to Shared Services Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated January 31, 2014.		Form S-1 (Exhibit 10.5.1)	02/24/14	333-190476
10.9	Amended Separation Agreement by and between Ruthigen, Inc. and Oculus Innovative Sciences, Inc., dated January 31, 2014.		Form S-1 (Exhibit 10.9)	02/24/14	333-190476
Equity Compensation Plans
10.11	Ruthigen, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan, or the 2013 Incentive Plan.		Form 10-K (Exhibit 10.11)	06/30/14	001-36199

10.12	Form of option agreement under the 2013 Incentive Plan.		Form 10-K (Exhibit 10.12)	06/30/14	001-36199

10.13	Form of restricted stock unit agreement under the 2013 Incentive Plan.		Form 10-K (Exhibit 10.13)	06/30/14	001-36199

10.14	Form of performance-based restricted stock unit agreement for grants made under the 2013 Incentive Plan on May 11, 2014 to the executive officers and directors of Ruthigen, Inc.		Form 10-K (Exhibit 10.14)	06/30/14	001-36199

Other Exhibits
23.1	Consent of Marcum LLP, independent registered public accounting firm.	X

*	Management contract or compensatory plan or arrangement.